Exhibit 99.2

Coeur Announces Acquisition of SilverCrest to Create Leading Global Silver Company

With the addition of the Las Chispas mine – one of the world’s lowest-cost and highest-grade silver/gold operations – the combined company is expected to produce 21 million ounces of silver annually1 with peer leading EBITDA and free cash flow

Chicago, Illinois – October 4, 2024 – Coeur Mining, Inc. (“Coeur”) (NYSE: CDE) and SilverCrest Metals Inc. (“SilverCrest”) (TSX: SIL; NYSE American: SILV) announce that they have entered into a definitive agreement (the “Agreement”) whereby, a wholly-owned subsidiary of Coeur will acquire all of the issued and outstanding shares of SilverCrest pursuant to a court-approved plan of arrangement (the “Transaction”).

Under the terms of the Agreement, SilverCrest shareholders will receive 1.6022 Coeur common shares for each SilverCrest common share (the “Exchange Ratio”). The Exchange Ratio implies consideration of $11.34 per SilverCrest common share, based on the closing price of Coeur common shares on the New York Stock Exchange (“NYSE”) on October 3, 2024. This represents an 18% premium based on 20-day volume-weighted average prices of Coeur and SilverCrest each as at October 3, 2024 on the NYSE and NYSE American, respectively, and a 22% premium to the October 3, 2024 closing price of SilverCrest on the NYSE American. This implies a total equity value of approximately $1.7 billion based on SilverCrest’s common shares outstanding. Upon completion of the Transaction, existing Coeur stockholders and SilverCrest shareholders will own approximately 63% and 37% of the outstanding common stock of the combined company, respectively.

Transaction Highlights

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Creates a Leading Global Silver Company – Together with Coeur’s growing silver production from its recently expanded Rochester mine in Nevada and its Palmarejo underground mine in northern Mexico, the addition of Las Chispas is expected to generate peer-leading 2025 silver production of approximately 21 million ounces from five North American operations, with approximately 56% of revenue generated from U.S.-based mines and approximately 40% of revenue from silver. In addition to the peer-leading silver production, the combined company is expected to produce approximately 432,000 ounces of gold next year[1].

•
Adds World-Class Las Chispas Operation to Coeur’s Portfolio – SilverCrest’s Las Chispas underground mine in Sonora, Mexico is one of the world’s highest-grade, lowest cost, and highest- margin silver and gold operations. Las Chispas commenced production in late 2022 and has delivered strong operational and financial results in 2023, selling approximately 10.25 million silver equivalent ounces at average cash costs of $7.73 per ounce.

•
Significant and Immediate Addition to Coeur’s Rising Free Cash Flow – The combined company is expected to generate approximately $700 million of EBITDA[1] and $350 million of free cash flow[1] in 2025 at lower overall costs and higher overall margins.

•
Dramatically Accelerates Coeur’s Deleveraging Initiatives – The combination of SilverCrest’s strong balance sheet consisting of total treasury assets of $122 million (cash and equivalents position of $98 million and $24 million of bullion) and no debt and its strong cash flow profile are expected to accelerate Coeur’s debt reduction initiative and result in an immediate 40% expected reduction in Coeur’s leverage ratio upon closing.

•
Bolsters Coeur Board by Adding Two SilverCrest Directors – Upon closing, current SilverCrest Chief Executive Officer and Director, N. Eric Fier and one other current SilverCrest Director will join Coeur’s board of directors, adding extensive and relevant experience to an already distinguished board of directors.

•	Continued Commitment to ESG Leadership – A shared commitment to ESG with a specific focus on water usage, emissions, community and workforce development, and leading governance practices.

“The acquisition of SilverCrest creates a leading global silver company by adding low-cost silver and gold production and significant free cash flow to our rapidly growing production and cash flow driven by the recent expansion of our Rochester silver and gold mine in Nevada,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur. “Together with SilverCrest’s large and growing cash balance and no debt, our balance sheet is expected to be materially strengthened on day one. This immediate deleveraging, along with the significant combined expected free cash flow, will allow for rapid debt repayment and investment in other organic growth opportunities while offering shareholders an unparalleled re-rating opportunity. With over 15 years of experience operating our Palmarejo underground silver and gold operation next door in Chihuahua, we look forward to adding the high-quality Las Chispas mine to create a leading global silver company at a time when the demand for silver in renewable energy and a wide range of electrification end uses is rapidly rising.”

N. Eric Fier, Chief Executive Officer, and Director of SilverCrest said, “I’m exceptionally proud of what the SilverCrest team has accomplished over the past nine years taking Las Chispas from discovery to production and creating one of the world’s premier silver operations. Our operational consistency since declaring commercial production in late 2022 is a testament not only to the asset quality, but also our outstanding team and strong stakeholder relationships. I feel confident that the Coeur team will extend this track record of success at Las Chispas and believe this transaction is the best opportunity for shareholders to not only receive an immediate premium, but also have the opportunity to become meaningful owners of a growing, multi-asset, U.S.-based, NYSE-listed silver and gold company with tremendous upside potential. I am excited to continue to be involved as an ongoing Director of Coeur.”

Benefits to Coeur Stockholders

•
Pro forma Coeur is positioned to be a leading global silver company, with expected 2025 production of approximately 21 million ounces of silver, accounting for approximately 40% of pro forma Coeur’s expected total 2025 revenue. In addition, combined 2025 gold production is expected to reach approximately 432,000 ounces, equal to approximately 55 million silver equivalent ounces[2] in total

•	Exposure to a high-grade, low-cost, underground primary silver mine with strong operational track record and compelling exploration potential

•
Las Chispas is expected to significantly improve Coeur’s cost and margin profile and materially increase its annual free cash flow given its high grades while maintaining 100% exposure to precious metals

•	SilverCrest’s robust balance sheet combined with Las Chispas’ strong cash flow generation positions Coeur to significantly accelerate deleveraging

•
Strong potential to add to Las Chispas’ current mine life based on near-mine exploration opportunities on over 20 kilometers of underexplored potential vein strike length. Current resources are estimated on only approximately 55% of the over 100 known silver-gold veins located at the project

•	Leverages Coeur’s long track record of successfully operating the Palmarejo underground silver and gold mine in Chihuahua, Mexico

•
Significant revaluation opportunity given positioning of the combined company as a leading silver mining company based on its pro forma production and cash flow profile and the expected near- term impacts from the recently completed expansion of the Rochester silver and gold operation in Nevada

Benefits to SilverCrest Shareholders

•	Immediate and significant premium of approximately 18% based on the 20-day volume-weighted average prices of both companies (22% premium to the October 3, 2024 closing price)

•	Substantial equity participation in Coeur’s balanced portfolio of producing mines located in North America while retaining meaningful exposure to future upside at Las Chispas

•
Pro forma entity uniquely positioned to unlock the full potential of Las Chispas given Coeur’s extensive underground mining experience including the past 15 years of experience operating the Palmarejo underground silver and gold mine

•	Combined entity’s robust financial strength and flexibility is expected to allow for continued future investments in Las Chispas

•	Significantly improved trading liquidity and capital markets exposure

•	Significant re-rate opportunity for the pro forma entity, providing additional potential value for SilverCrest shareholders

Transaction Summary

The proposed Transaction will be effected pursuant to a plan of arrangement under the Business Corporations Act (British Columbia), which is required to be approved by a British Columbia court. The Transaction will require approval by 66 2/3 percent of the votes cast by the shareholders of SilverCrest and 66 2/3 percent of the votes cast by the shareholders and option holders of SilverCrest, voting together as a single class, at a special meeting of SilverCrest shareholders expected to be held around year-end. The Transaction will also require approval of a simple majority of votes cast by the shareholders of SilverCrest, excluding those votes attached to SilverCrest common shares held by persons required to be excluded pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holder in Special Transaction.

The issuance of shares by Coeur pursuant to the Transaction and an amendment to the Coeur certificate of incorporation to increase the number of authorized shares of Coeur stock is also subject to approval by the Coeur stockholders at a special meeting also expected to be held around year-end. The directors and senior officers of SilverCrest and Coeur have entered into customary voting support agreements, pursuant to which they have committed to vote their common shares held in favor of the Transaction. Upon completion of the Transaction, existing Coeur stockholders and SilverCrest shareholders will own approximately 63% and 37% of the issued and outstanding shares of common stock of the combined company, respectively. Additionally, upon closing of the Transaction, N. Eric Fier and one other current SilverCrest director are expected to join Coeur’s board of directors.

In addition to shareholder and court approvals, the Transaction is subject to applicable regulatory approvals, including Mexican antitrust approval, approval of the listing of the Coeur common shares to be issued under the Transaction on the NYSE, and the satisfaction of certain other closing conditions customary for a transaction of this nature. Subject to the satisfaction of such conditions, the Transaction is expected to close in late Q1 2025. The Agreement includes customary deal protections, including reciprocal fiduciary-out provisions, non-solicitation covenants, and the right to match any superior proposals. Additionally, break fees in the amount of $60 million and $100 million are payable by SilverCrest and Coeur, respectively, and a reciprocal expense reimbursement fee is payable by one party to the other party in certain circumstances if the Transaction is not completed.

Full details of the Transaction will be included in the Coeur proxy statement and SilverCrest information circular.

Board of Directors’ Recommendations

After consultation with its outside financial and legal advisors, the Board of Directors of Coeur have unanimously approved the Transaction. The Board of Directors of Coeur recommends that Coeur shareholders vote in favor of the Transaction.

SilverCrest appointed a special committee of independent directors to consider and make a recommendation with respect to the Transaction. Based on the unanimous recommendation of the SilverCrest special committee of independent directors, and after consultation with its outside financial and legal advisors, the Board of Directors of SilverCrest has unanimously approved the Transaction. The Board of Directors of SilverCrest recommends that SilverCrest shareholders vote in favor of the Transaction.

Cormark Securities Inc. and Raymond James Ltd. have each provided fairness opinions to the SilverCrest Board of Directors, and Scotiabank has provided a fairness opinion to the SilverCrest special committee, to the effect that, as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications stated in each such opinion, the consideration received is fair, from a financial point of view, to the shareholders of SilverCrest.

Advisors and Counsel

BMO Capital Markets is acting as financial advisor to Coeur. Goldman Sachs & Co. LLC is also acting as a financial advisor to Coeur. Goodmans LLP and Gibson, Dunn & Crutcher LLP are acting as Coeur’s legal advisors.

Cormark Securities Inc. and Raymond James Ltd. are acting as financial advisors to SilverCrest and Scotiabank acted as financial advisor to the special committee. Cassels Brock & Blackwell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are acting as SilverCrest’s legal advisors.

Conference Call

Coeur will conduct a conference call to discuss the Transaction on October 4, 2024 at 8:00 a.m. Eastern Time. An accompanying presentation will be made available on the Company’s website at www.coeur.com.

Dial-In Numbers:	(855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:	Coeur Mining

Hosting this call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by N. Eric Fier, Chief Executive Officer and Director of SilverCrest. A replay of the call will be available through October 11, 2024.

Replay numbers:	(877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:	521 50 06

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, Coeur wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

About SilverCrest
SilverCrest is a Canadian precious metals producer headquartered in Vancouver, British Columbia. SilverCrest’s principal focus is its Las Chispas Operation in Sonora, Mexico. SilverCrest has an ongoing initiative to increase its asset base by expanding current resources and reserves, acquiring, discovering, and developing high value precious metals projects and ultimately operating multiple silver-gold mines in the Americas. SilverCrest is led by a proven management team in all aspects of the precious metal mining sector, including taking projects through discovery, finance, on time and on budget construction, and production.

Notes
All figures are in U.S. dollars unless denoted otherwise.
1.	Source: FactSet, street research, public disclosure.
2.	Silver equivalent production based on Street consensus pricing of US$2,340/oz Au and US$29.66/oz Ag.

No Offer or Solicitation
Communications in the news release do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information
In connection with the Transaction, Coeur and SilverCrest intend to file materials with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. Coeur intends to file a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies to obtain Coeur stockholder approval of (A) the issuance of shares of common stock of Coeur in connection with the Transaction (the “Stock Issuance”) and (B) the amendment of the Coeur certificate of incorporation to increase the number of authorized shares of Coeur common stock (the “Charter Amendment”), and SilverCrest intends to file a notice of the SilverCrest shareholder meeting and accompanying management information circular (the “Circular”) with the Toronto Stock Exchange and on SEDAR+ and with the SEC in connection with the solicitation of proxies to obtain SilverCrest shareholder approval of the Transaction. After the Proxy Statement is cleared by the SEC, Coeur intends to mail a definitive Proxy Statement to the stockholders of Coeur. This communication is not a substitute for the Proxy Statement, the Circular or for any other document that Coeur or SilverCrest may file with the SEC or on SEDAR+ and/or send to Coeur stockholders and/or SilverCrest’s shareholders in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF COEUR AND SILVERCREST ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT AND THE CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY COEUR AND/OR SILVERCREST WITH THE SEC OR ON SEDAR+, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT COEUR, SILVERCREST, THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Stockholders of Coeur and shareholders of SilverCrest will be able to obtain free copies of the Proxy Statement and the Circular, as each may be amended from time to time, and other relevant documents filed by Coeur and/or SilverCrest with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or on SEDAR+ at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Coeur will be available free of charge from Coeur’s website at www.coeur.com under the “Investors” tab or by contacting Coeur’s Investor Relations Department at (312) 489-5800 or investors@coeur.com. Copies of documents filed with the SEC or on SEDAR+ by SilverCrest will be available free of charge from SilverCrest’s website at www.silvercrestmetals.com under the “Investors” tab or by contacting SilverCrest’s Investor Relations Department at 604-694-1730 ext. 104.

Participants in the Solicitation
Coeur, SilverCrest and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Coeur’s stockholders and SilverCrest’s shareholders in connection with the Transaction. Information regarding the executive officers and directors of Coeur is included in its definitive proxy statement for its 2024 annual meeting under the headings “Proposal No. 1 – Election of Directors”, “Information about our Executive Officers”, “Compensation Discussion and Analysis”, and “Director Compensation”, which was filed with the SEC on April 4, 2024 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/215466/000114036124017966/ny20018623x1_def14a.htm. Information regarding the directors and certain executive officers of SilverCrest is included in its information circular and proxy statement for its 2024 annual meeting under the headings “Compensation of Executive Officers and Directors” and “Compensation Discussion and Analysis”, which was filed on SEDAR+ on April 18, 2024 and is available at https://www.silvercrestmetals.com/_resources/agm/2024-Information-Circular.pdf?v=093009. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement, the Circular and other materials when they are filed with the SEC or on SEDAR+ in connection with the Arrangement. Free copies of these documents may be obtained as described in the paragraphs above.

Cautionary Note to U.S. Investors
Coeur’s public disclosures are governed by the U.S. Securities Exchange Act of 1934, as amended, including Regulation S-K 1300 thereunder, whereas SilverCrest discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in Canada’s National Instrument 43-101. Although S-K 1300 and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by SilverCrest prepared in accordance with NI 43-101 may not be comparable to similar information made public by companies, including Coeur, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. The scientific and technical information concerning Coeur’s mineral projects in this communication have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely Coeur’s Senior Director, Technical Services, Christopher Pascoe. The SilverCrest “qualified person” under NI 43-101 for this communication is N. Eric Fier, CPG, P.Eng, CEO for SilverCrest, who has reviewed and approved its contents.

Forward-Looking Statements and Cautionary Statements
Certain statements in this document concerning the proposed Transaction, including any statements regarding the expected timetable for completing the Arrangement, the results, effects, benefits and synergies of the Transaction, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding Coeur’s or SilverCrest’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward- looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward- looking statements include, but are not limited to, statements regarding Coeur’s or SilverCrest’s plans and expectations with respect to the proposed Transaction and the anticipated impact of the proposed Transaction on the combined company’s results of operations, financial position, growth opportunities and competitive position, including maintaining current Coeur and SilverCrest management, strategies and plans and integration. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of SilverCrest may not approve the Transaction or stockholders of Coeur may not approve the Stock Issuance or the Charter Amendment; the risk that any other condition to closing of the Transaction may not be satisfied; the risk that the closing of the Transaction might be delayed or not occur at all; the anticipated timing of mailing proxy statements and circulars regarding the Transaction; the risk that the either Coeur or SilverCrest may terminate the Agreement and either Coeur or SilverCrest is required to pay a termination fee to the other party; potential adverse reactions or changes to business or employee relationships of Coeur or SilverCrest, including those resulting from the announcement or completion of the Transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Coeur and SilverCrest; the effects of the business combination of Coeur and SilverCrest, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; the risk that Coeur or SilverCrest may not receive the required stock exchange and regulatory approvals of the Transaction; the expected listing of shares on the NYSE; the risk of any litigation relating to the proposed Transaction; the risk of changes in governmental regulations or enforcement practices; the effects of commodity prices, life of mine estimates; the timing and amount of estimated future production; the risks of mining activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Transaction. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for the combined company’s operations, gold and silver market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

Additional factors that could cause results to differ materially from those described above can be found in Coeur’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from Coeur’s website at www. coeur.com under the “Investors” tab, and in other documents Coeur files with the SEC and in SilverCrest’s annual information form for the year ended December 31, 2023, which is on file with the SEC and on SEDAR+ and available from SilverCrest’s website at www.silvercrestmetals.com under the “Investors” tab, and in other documents SilverCrest files with the SEC or on SEDAR+.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Coeur nor SilverCrest assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Non-GAAP and Non-IFRS Financial Measures
This press release contains certain non-GAAP and non-IFRS financial measures, which management believes may enable investors to better evaluate the Coeur and SilverCrest performance, liquidity and ability to generate cash flow. These measures do not have any standardized definition under U.S. GAAP or IFRS, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP or IFRS, as applicable. Other companies may calculate these measures differently.

Free Cash Flow
Free cash flow subtracts sustaining capital expenditures from net cash provided by operating activities, serving as an indicator of the capacity to generate cash from operations post-sustaining capital investments.

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

SilverCrest Metals Inc.
570 Granville Street, Suite 501
Vancouver, British Columbia V6C 3P1
Attention: Lindsay Bahadir, Manager Investor Relations & Organizational Effectiveness
Phone: +1 (604) 694-1730
www.silvercrestmetals.com

Source: Coeur Mining